UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – April 3, 2006

BROADWING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-30989	52-2041343
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

1122 Capital of Texas Highway

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 742-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2006, Broadwing Corporation (the “Company”) entered into employment agreements with each of Lynn Anderson, our Senior Vice President and Chief Financial Officer, Scott Widham, our President of Sales and Marketing, and Kim D. Larsen, our Senior Vice President, General Counsel and Secretary. All three officers have been serving as acting Co-Chief Executive Officers since February 1, 2006.

Each employment agreement has an initial term of three years, subject to annual renewals thereafter. Each agreement provides for payment of base salaries, targeted annual variable compensation and other employment benefits. In addition, a one time retention award of restricted stock was granted to each executive. Each agreement provides for two years base salary, medical benefits continuation and immediate vesting of the retention award in the event that the executive is terminated other than for cause (as defined in the agreement) or if such executive resigns for good reason (as defined in the agreement). If such termination occurs within two years after an enumerated change of control/corporate transaction (as defined in the agreement) of the Company, the executives will also be entitled to immediate vesting of any outstanding long term equity incentive awards, the pro-rated portion of the current target variable compensation and a lump sum payment equal to two times the targeted annual variable compensation. In addition, if the employment of the executive is terminated for any reason within one year from the start date of the new chief executive officer, whenever such date should occur, then the terminated executive will also be entitled to immediate and full vesting of the entire retention award and immediate vesting of all outstanding long term equity incentive awards that would have vested in the period of one year from the start date of the new chief executive officer. Each agreement also contains a twelve (12) month non-solicitation provision. Mr. Larsen’s agreement also provides for certain relocation assistance. All previous agreements and arrangements between the Company and the executives are modified or superseded by these employment agreements.

The foregoing description is not complete and is qualified in its entirety by reference to the Employment Agreements, which are incorporated by reference and attached as exhibits to this Form 8-K.

Item 5.02	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

On April 3, 2006, the Board of Directors of Broadwing Corporation (the “Company”) accepted the resignation of Freeman Hrabowski III as a Class I director of the Company effective as of April 1, 2006. The Board of Directors elected John Morton III as a Class I Director effective April 1, 2006 to replace Mr. Hrabowski and to serve until the 2006 Annual Meeting, or until his successor is elected and qualified. The Board of Directors nominated Mr. Morton for election as a Class I Director to be voted upon by eligible stockholders at the Company’s 2006 Annual Meeting scheduled for May 12, 2006.

Additionally, the Board of Directors appointed Mr. Morton to serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee. Further information regarding Mr. Morton and his business experience can be found in the definitive proxy statement for the 2006 Annual Meeting filed with the Securities and Exchange Commission on March 24, 2006 and such disclosure is incorporated by reference.

On April 3, 2006, the Board of Directors appointed Richard Martin to serve as Vice President, Corporate Controller and Chief Accounting Officer of the Company. Mr. Martin will be responsible for the Company’s accounting and tax functions. Mr. Martin, age 37, has been Vice President and Corporate Controller of the Company since 2004. Prior to that, Mr. Martin was Corporate Controller of the Company from 2002 to 2004 and was the Assistant Controller of the Company from 2000 to 2002. Prior to that, Mr. Martin held various positions with KPMG LLP over eight years and was Senior Manager at the time he joined the Company. Mr. Martin earned a B.S. in Accountancy from George Washington University. The Board of Directors also appointed Kim D. Larsen to serve as Senior Vice President of Mergers & Acquisitions and Business Development in addition to his other current offices at the Company. Further information regarding Mr. Larsen and his business experience can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 6, 2006 and such disclosure is incorporated by reference.

On April 4, 2006, the Company announced in a press release that it appointed Mr. Morton as a Class I director. The Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of April 6, 2006, by and between Broadwing Corporation and Scott Widham

10.2	Employment Agreement, dated as of April 6, 2006, by and between Broadwing Corporation and Lynn D. Anderson

10.3	Employment Agreement, dated as of April 6, 2006, by and between Broadwing Corporation and Kim D. Larsen

99.1	Press Release dated April 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROADWING CORPORATION

By:	/s/ Kim D. Larsen
Kim D. Larsen
Senior Vice President and General Counsel

Date: April 7, 2006

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